EXHIBIT 4.6

EXECUTION COPY

PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT, dated as of this 2nd day of November, 2004, by and between Evolving Systems, Inc., a Delaware corporation (the “Maker”), and Advent International Corporation, a Delaware corporation, as collateral agent (in such capacity, “Collateral Agent”) for the holders of the Notes (defined below) from time to time (each individually a “Payee” and collectively, the “Payees”).

WHEREAS, the Maker has executed and delivered the following notes in favor of Payees:  (i) the Senior Secured Note dated of even date herewith in the original principal amount of $4,000,000 (as the same may be amended, restated, or modified from time to time, the “Initial Short Term Note”) and (ii) the Senior Secured Notes dated of even date herewith in the aggregate original principal amount of $11,950,000 (consisting of a non-escrow note in the original principal amount of $10,355,000 and an escrow note in the original principal amount of  $1,595,000) (as the same may be amended, restated, modified or replaced in substitution from time to time, the “Initial A Notes”);

WHEREAS, the Maker may execute and deliver in the future the following notes in favor of Payees:  (i) additional Senior Secured Notes to assignees of the holder of the Initial Short Term Note (as they may be amended, restated, modified or replaced in substitution from time to time, the “Additional Short Term Notes” and collectively with the Initial Short Term Note, the “Short Term Notes”); (ii) additional Senior Secured Notes to assignees of the holder of the Initial A Notes, including, without limitation, any additional payment in kind notes as of a later date in the same form (as they may be amended, restated, modified or replaced in substitution from time to time, the “Additional A Notes”  and collectively with the Initial A Notes, the “A Notes”); (iii) additional Senior Secured Notes in exchange for the A Notes in an aggregate original principal amount to be determined (as they may be amended, restated, or modified from time to time, the “B-1 Notes”); and (iv) Senior Secured Convertible Notes in exchange for the A Notes in an aggregate original principal amount to be determined (as they may be amended, restated, or modified from time to time, the “Convertible Notes”, and together with the Short Term Notes, the A Notes and the B-1 Notes, each individually a “Note” and collectively the “Notes”); and

WHEREAS, the Maker, now owns or holds or may hereafter acquire or hold “Patents” (defined as all of the following: all United States and foreign patents and patent applications, whether now existing or hereafter arising or acquired and all reissues, continuations, continuations-in-part, divisions, re-examinations or extensions thereof) including, without limitation, the published patent applications and issued patents listed on Schedule A annexed hereto and the unpublished patent application listed on Schedule B annexed hereto, as such Schedules may be amended from time to time by the addition of Patents subsequently filed, issued or otherwise adopted or acquired; and

WHEREAS, pursuant to the terms of the Security Agreement, dated on or about the date hereof (the “Security Agreement”), the Maker has granted to the Collateral Agent (for the benefit of itself and the Payees) a security interest in all right, title and interest of the Maker in and to all personal property whether now owned, presently existing or hereafter acquired or created, including, without limitation, all right, title and interest of the Maker in, to and under all Patents whether now owned, presently existing or hereafter arising, acquired or created, and all proceeds thereof or income therefrom, to secure the payment and performance of the “Obligations” (as defined in the Security Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Maker does, as security for the Obligations, hereby grant to the Collateral Agent (for the benefit of itself and the Payees) a continuing security interest in all of the Maker’s right, title and interest in, to and under the following (all of the following items or types of property being collectively referred to herein as the “Patent Collateral”), whether presently existing or hereafter arising or acquired:

(i)            each Patent, including, without limitation, each Patent referred to in Schedule A and Schedule B annexed hereto; and

(ii)           all products and proceeds of, and income from, any of the foregoing, including, without limitation, any claim by the Maker against third parties for past, present or future infringement or dilution of any Patent.

The Maker agrees to deliver updated copies of Schedule A and Schedule B to the Collateral Agent at the end of any fiscal quarter in which the Maker applies for the registration of, registers or otherwise acquires any Patent not listed on Schedule A or Schedule B hereto, and to execute and deliver to the Collateral Agent a supplemental Patent Security Agreement in form and substance reasonably satisfactory to the Collateral Agent, modified to reflect such subsequent acquisitions and registrations.  The Maker further agrees, upon the reasonable request of the Collateral Agent and at the Collateral Agent’s option, to take any and all other actions as the Collateral Agent may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in any and all of the Patent Collateral.

Upon the occurrence and during the continuance of an Event of Default (as defined in the Security Agreement), the Maker agrees that if any person, firm, corporation or other entity shall do or perform any acts which the Collateral Agent believes constitute an infringement of any Patent which is the subject of this Patent Security Agreement, or violate or infringe any right of the Maker or the Payees therein or if any person, firm, corporation or other entity shall do or perform any acts which the Collateral Agent believes constitute an unauthorized or unlawful use thereof, then, the Collateral Agent may and shall have the right to take such steps and institute such suits or proceedings as the Collateral Agent may deem advisable or necessary to prevent such acts and conduct and to secure damages and other relief by reason thereof, and to generally take such steps as may be advisable or necessary or proper for the full protection of the rights of the parties.  The Collateral Agent may take such steps or institute such suits or proceedings in its own name or in the name of the Maker or in the names of the parties jointly.

This security interest is granted in conjunction with the security interests granted to the Collateral Agent (for the benefit of itself and the Payees) pursuant to the Security Agreement.  The Maker does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent (for the benefit of itself and the Payees) with respect to the security interest in the Patent Collateral made and granted hereby are subject to, and are more fully set forth in, the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

This Patent Security Agreement is made for collateral purposes only.  Until the Termination Date (as defined in the Security Agreement), the Collateral Agent (on behalf of itself and the Payees) shall execute and deliver to the Maker, at the Maker’s expense, without representation, warranty or recourse, all releases and reassignments, termination statements and other instruments as may reasonably be requested in order to terminate the security interest of the Collateral Agent (for the benefit of itself and the Payees) in the Patent Collateral, subject to any disposition thereof which may have been made by the Collateral Agent pursuant to the terms hereof or of the Security Agreement.

So long as no Event of Default shall have occurred and be continuing, and subject to the provisions of this Patent Security Agreement, the Security Agreement and the Notes, the Maker may use, license and exploit the Patent Collateral in any lawful manner not otherwise prohibited hereunder, under the Security Agreement and under the Notes.

THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ANY CONFLICT OF LAWS PRINCIPLES.

This Patent Security Agreement and the security interest created hereby shall terminate upon the Termination Date and all rights to the Patent Collateral shall revert to the Maker.  Upon such termination, the Collateral Agent shall at the Maker’s expense (a) deliver to the Maker all Patent Collateral in the Collateral Agent’s possession or control and all instruments of assignment executed in connection therewith, free and clear of the liens hereof and (b) take such other actions and execute and deliver such other documents and instruments, as may be reasonably requested by the Maker, in order to evidence the termination of this Patent Security Agreement and to release any lien or security interest in any Patent Collateral securing the Obligations.

In the event of a conflict between this Patent Security Agreement and the Security Agreement, the provisions of the Security Agreement will govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has caused this Patent Security Agreement to be duly executed as the date first above written.

EVOLVING SYSTEMS , INC.

		By:	/s/ STEPHEN K. GARTSIDE, JR.
Name: Stephen K. Gartside, Jr.
Title: President and CEO

Acknowledged and Agreed:

Advent International Corporation, as Collateral Agent

By	/s/ JANET L. HENNESSY
Name: Janet L. Hennessy
Title: Vice President

STATE OF KINGDOM OF ENGLAND	)
	:	ss.:
COUNTY OF CITY OF LONDON	)

On the 2nd day of November, in the year 2004, before me personally came Stephen Krone Gartside, Jr., to me known, who, being by me sworn, did say that s/he is the President of Evolving Systems, Inc., which corporation is described in, and which corporation executed the above instrument, and that s/he signed his/her name by order of the Board of Directors of said corporation.

/s/ E.F.F. FOGAN
Notary Public

Notary Public of London, England

(My commission expires at death)

(SEAL)